EXHIBIT 99.1
IDM Pharma Raises $12.8 Million in Private Placement
IRVINE, CA—February 21, 2007—IDM Pharma, Inc. (NASDAQ: IDMI) today announced that it has closed a private placement with a group of accredited investors. Participants included both new investors, led by Palo Alto Investors, as well as existing investor, Alta Partners. The Company received approximately $12.8 million in gross proceeds from the sale of approximately 4.5 million shares of its common stock priced at $2.82 per share, the closing bid price of IDM common stock immediately preceding the closing of the transaction. In addition, the Company issued warrants to these investors for the purchase of approximately 782,500 additional shares of IDM common stock priced at $0.022 per share, which is equal to $0.125 per share multiplied by the percentage of warrant coverage. The warrants have an exercise price of $3.243 per share.
“We are very pleased to welcome a new group of highly respected investors and to see the commitment of existing ones,” said Jean-Loup Romet-Lemonne, M.D., Chief Executive Officer of IDM. “The funds from this transaction should provide us with additional financial flexibility to support the development of our lead compound, Junovan™, through the registration process by the regulatory agencies,” he added.
Neither the shares of IDM common stock nor the warrants issued in connection with the private placement have been registered under the Securities Act of 1933, as amended (Securities Act). Accordingly, these securities may not be offered or sold in the United States, except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act. The Company has agreed to file a registration statement covering the resale of the common stock as well as the common stock which can be acquired upon exercise of the warrants issued in connection with the private placement. This press release shall not constitute an offer to sell or the solicitation of an offer to buy such common stock or warrants.
About IDM Pharma
IDM Pharma (IDM) is a biopharmaceutical company focused on the development of innovative products that activate the immune system to treat cancer. IDM is currently developing two types of products: the first is designed to destroy cancer cells by activating innate immunity, and the second to prevent tumor recurrence by triggering a specific adaptive immune response.
IDM currently has 5 products in clinical development. The most advanced product, Junovan™, has completed a Phase III clinical trial in osteosarcoma and is under review for market approval by the FDA and the EMEA. Three products are in Phase II clinical trials in bladder cancer, melanoma and non-small cell lung cancer, and one is in Phase I in colorectal cancer.

IDM has a major product development partnership with SANOFI-AVENTIS in cancer immunotherapy. MEDAREX and SANOFI-AVENTIS are corporate partners and shareholders of IDM or its affiliate since 1993 and 2001, respectively.
IDM Pharma Safe Harbor Statement
This press release includes forward-looking statements that reflect management’s current views of future events including the timeframe for which the Company’s cash will be sufficient to complete the registration and regulatory approvals process for Junovan, statements regarding the filing and potential approval of the submissions for marketing approval of Junovan made with the FDA and the EMEA, and the Company’s intention to file a registration statement covering the resale of IDM common stock and shares of IDM common stock underlying warrants issued in connection with the private placement . Actual results may differ materially from the above forward-looking statements due to a number of important factors, including, but not limited to, the timing of the FDA’s and EMEA’s review of the submissions for marketing approval, the ability of the Company to respond to questions raised by the FDA and EMEA in a satisfactory manner, the time needed to respond to any issues raised by the FDA and EMEA with regard to regulatory submissions for Junovan, the possibility that regulatory authorities may not consider preclinical and early clinical development work conducted by Ciba-Geigy and efficacy data from the Phase III trial conducted by Children’s Oncology Group as adequate for their assessment of Junovan, which may cause delays in review, may result in the regulatory authorities requiring the Company to conduct additional clinical trials, or may result in a determination by the regulatory authorities that the data does not support marketing approval, whether regulatory authorities will approve Junovan within the time frame expected by the Company or at all, whether the Company will be able to manufacture Junovan even if it is approved by regulatory authorities, whether the Securities and Exchange Commission (SEC) will review the registration statement covering the resale of IDM common stock and shares of IDM common stock underlying warrants issued in connection with the private placement and whether that review will delay the timing of effectiveness of that registration statement or prevent it entirely. Other risks affecting the Company and its drug development programs include whether the Company or any of its collaborators will be able to develop pharmaceutical products using the technologies of the Company, whether clinical trial results to date are predictive of results of any future clinical trials, risks associated with completing clinical trials of product candidates, risks involved in the regulatory approval process for the Company’s product candidates, the possibility that clinical testing may reveal undesirable and unintended side effects or other characteristics that may prevent or limit the commercial use of proposed products, whether the cash resources of the Company will be sufficient to fund operations as planned, whether any steps taken by the Company to contain costs will in fact result in sufficient reduction in expenses, reliance on key employees, especially senior management, the uncertainty of the Company’s future access to capital, the risk that the Company may not secure or maintain relationships with collaborators, and the Company’s dependence on intellectual property. These factors are more fully discussed in the Company’s Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2005 and other periodic reports filed with the SEC. The Company expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.
For further information please contact
AT IDM:
Jackie Fritz
Senior Director Administration and Human Resources
(949) 470-4751